CERTAIN INFORMATION IDENTIFIED BY BRACKETED ASTERISKS ([***]) HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Exhibit 10.4

INVOCELL SUPPLY AGREEMENT

This INVOCELL SUPPLY AGREEMENT (this “Agreement”) is made and entered into effective as of June 28, 2021 (the “Effective Date”) by and between INVO Bioscience Inc., a Nevada corporation (“INVO Bioscience”) and Bloom INVO LLC, a Delaware limited liability company (“Manager”). INVO Bioscience and Manager may be referred to individually as a “Party” and together as the “Parties.” Capitalized terms not defined herein shall have the meaning set forth in that certain JV Agreement (defined below).

RECITALS

WHEREAS, INVO Bioscience is a medical device manufacturer focused on creating simplified, lower cost treatments for patients diagnosed with infertility, using a patented medical device (the “INVOcell”) and a revolutionary in vivo method of vaginal incubation (the “INVO Procedure”) that offer patients a more natural and intimate experience. The INVOcell, the INVO Procedure and related devices and supplies created by INVO Bioscience are collectively referred to as the “Products”. The Products and the INVO Procedure are collectively referred to as the “INVO Technologies”; and

WHEREAS, INVO Bioscience is an Affiliate of INVO Centers, LLC (“INVO”), a Delaware limited liability company; and

WHEREAS, pursuant to that certain Joint Venture Agreement (the “JV Agreement”), dated as of the Effective Date, by and between INVO and Bloom Fertility, LLC (“Provider”), INVO and Provider will establish Manager as a joint venture for purposes of (i) assisting Provider in establishing a fertility center that will offer the INVO Technologies, along with related procedures (the “INVO Clinic”), and (ii) providing comprehensive management services to the INVO Clinic pursuant to that certain Management Services Agreement, dated as of the Effective Date, by and between Manager and Provider (the “MSA”); and

WHEREAS, subject to the terms set forth in this Agreement, the JV Agreement, the MSA, and that certain Distribution Agreement, dated November 12, 2018, by and among Ferring International Center S.A., INVO Bioscience and Bio X Cell, Inc., as amended, INVO Bioscience and Manager desire that INVO Bioscience serve as Manager’s exclusive supplier of the Products to be used at the INVO Clinic;

1

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and on the terms and subject to the conditions herein set forth, the parties, intending to be legally bound, hereby agree as follows:

1.	Purchase Orders. The Manager will order Products from INVO Bioscience and INVO Bioscience will sell Products to the Manager pursuant to the terms and conditions contained in this Agreement. In the event of a conflict between the terms of a purchase order and the terms of this Agreement, the terms of this Agreement will control. Each confirmed purchase order will be an agreement between the Manager and INVO Bioscience for the delivery of Products in multiples of six (6) units and in accordance with this Agreement. The terms and conditions of sale may be amended with the prior written agreement of the parties.

2.	INVO Bioscience Representations and Warranties. INVO Bioscience represents and warrants that it has the full right, power, and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is signatory, and to consummate the transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by INVO Bioscience in order to enable INVO Bioscience to carry out this Agreement and the transactions contemplated hereby have been taken.

3.	Price. The price payable by the Manager for each Product purchased from INVO Bioscience will be as follows (the “Prices”):

Product	Part #	Price
INVOcell	FG-002	$[***]
The INVOcell is a single use three-part sterile assembly enclosed in two separate packages. Package 1 contains the inner chamber. Package 2 contains the top and bottom parts of the outer rigid shell.
INVOcell Retention Device	P-011	$[***]
The INVOcell retention device is a specially designed single use retention device that supports the retention of the INVOcell within the vaginal cavity.

Prices do not include handling, shipping and insurance charges, nor any taxes, such as property, sales, use, or similar taxes. The payment of the full amount of all such fees, charges and/or taxes will be the responsibility of the Manager. If INVO Bioscience is required to collect or pay any such fees, charges or taxes, the amounts so paid or collected will be billed to and reimbursed by the Manager. The Manager will provide INVO Bioscience with appropriate sales tax exemption certificate numbers and forms along with other documentation satisfactory to the applicable taxing authorities to substantiate any claim of exemption from any such fees, charges or taxes.

4.	Payment Terms and Taxes. At the time of shipping the Products to the Manager, INVO Bioscience shall invoice the Manager for the Products included in such shipment. The Manager shall pay each such invoice within thirty (30) days after the date thereof. The Manager shall make all payments in immediately available funds by wire transfer to such account as INVO Bioscience designates for such purpose. Failure to make any payment when due will be deemed a material breach of this Agreement and will entitle INVO Bioscience to penalty interest on overdue payments at the rate of one and one half percent (1.5%) per month. The Manager shall pay all sales, use and transfer taxes and other charges arising out of the purchase and sale of the Products. INVO Bioscience shall not be responsible for any business, occupation, withholding or similar tax, or any taxes of any kind, relating to the purchase and sale of the Products.

5.	INVO Bioscience Remedies. In addition to any other legal or equitable remedies INVO Bioscience may have, INVO Bioscience reserves the right to refuse to accept or to cancel any orders placed by the Manager and accepted by INVO Bioscience, or to refuse or delay shipment, if the Manager (i) fails to make any payment as provided for in this Agreement or an INVO Bioscience invoice, and/or (ii) otherwise fails to comply with the terms and conditions of this Agreement.

6.	Risk of Loss and Title to Products. Risk of loss or damage and Title to the Products will pass to the Manager when Products are loaded for shipment at the INVO Bioscience facility, and INVO Bioscience will have no further responsibility for any damages or losses to the Products, except when a defect is discovered upon opening a Product for immediate use. In such an event, INVO Bioscience will be responsible to replace any Product deemed defective or contaminated; provided, however, that such Product is deemed defective during its recommended shelf life. INVO Bioscience and the Manager will work together to obtain insurance from an insurance company satisfactory to INVO Bioscience covering the Products in the amount equal to the order price. Unaccounted for units, not returned for any reason, will be charged the full order price per this Agreement or any purchase order.

7.	Discontinued Licensing and Distribution. INVO Bioscience reserves the right to discontinue the distribution of any Products at any time due to malpractice, misuse, or malfeasance by Manager and to cancel any orders for discontinued Products, without liability of any kind to the Manager or to any other person; provided, however, that INVO Bioscience shall provide a comparable replacement of any discontinued Product. No such cancellation, refusal or delay will be considered to be a termination or breach of this Agreement by INVO Bioscience.

8.	Changes to Products. It is understood that the basic specifications of any Product may be modified by INVO Bioscience. INVO Bioscience will notify the Manager of significant changes in specifications that will alter the use or handling of the Product.

9.	No Repackaging, Resale or Relabeling. All shipments of the products purchased by the Manager will be used by the Manager in their original configuration including the original labels provided by INVO Bioscience and only for providing fertility and reproductive medical services at the INVO Clinic. The Manager shall not resell any Product.

10.	Advertising; Promotional Materials. The Manager shall not use any advertising or promotional materials to promote the Products or any packaging that has not been approved in advance and in writing by INVO Bioscience. The Manager shall ensure that any social media accounts used to promote the Products shall contain only promotional information and product labeling that is in compliance with current local market regulations. INVO Bioscience may request that the Manager alter its advertising, promotional materials and/or social media content, and the Manager will comply with all such requests at its sole expense.

11.	Cooperation with Recall. If INVO Bioscience, or one of INVO Bioscience’s suppliers, institutes a recall or notification campaign, or similar program, with respect to any one of the Products, the Manager will assist INVO Bioscience in any and every way necessary to comply with the terms and goals of such campaign or program.

12.	Limited Warranty. INVO Bioscience agrees to warrant the Products to the Manager in accordance with its limited warranty in effect at the time of shipment. INVO Bioscience’s limited warranty may be changed by INVO Bioscience at any time in its sole discretion upon thirty (30) days’ written notice to the Manager. INVO BIOSCIENCE WILL HAVE NO LIABILITY TO THE MANAGER, ITS PATIENTS OR OTHER THIRD PARTIES FOR CLAIMS OR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, OTHER THAN AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT. No employee, agent or representative of INVO Bioscience has the authority to bind INVO Bioscience to any oral representation or warranty concerning any Product. Any oral representation or warranty made prior to the purchase of any Product and not set forth in writing and signed by a duly authorized officer of INVO Bioscience shall not be enforceable by the Manager. INVO Bioscience makes no warranty and shall have no obligation with respect to expendable or consumable parts and supplies or with respect to damage caused by or resulting from accident, misuse, neglect or unauthorized installation, alterations or repairs to the Products.

INVO Bioscience warrants to the Manager (purchaser of the product) for ninety (90) days from receipt of the Products, if used as authorized in accordance with INVO Bioscience specifications, that the Products will not have significant defects in materials or workmanship that make the Product unusable. If the Product is deemed unusable or defective it will be replaced by INVO Bioscience. INVO Bioscience makes no warranty or representation that the Products will meet any customer-specific requirements. INVO Bioscience makes no warranty, implied or otherwise, regarding the performance or reliability of any third-party products such as culture medium. This limited warranty does not cover damage of any sort resulting from, but not limited to, accidents, improper storage, improper operation, alterations, tampering, abuse, neglect, fire, flood, war, or acts of God. Additionally, this limited warranty does not cover unintended use, failure to follow instructions for use (“IFU”), re-use, modification to the Products or INVO Procedure or unauthorized repair/modification of the Products. INVO BIOSCIENCE EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

13.	Warranty Return Procedures. The Manager shall be responsible for all communication concerning warranty claims, maintenance and support requests. The Manager shall comply with INVO Bioscience’s current Product return procedure, which INVO Bioscience may change from time to time. This procedure is called the “return material authorization” (“RMA”) procedure. At its option, INVO Bioscience shall replace defective Product(s) that are covered by INVO Bioscience’s limited warranty and returned in accordance with INVO Bioscience’s RMA procedure or provide a refund of the price paid to INVO Bioscience for such Product. INVO Bioscience shall pay all taxes, freight charges and other charges on shipments to the Manager of the returned and replaced Product(s) under warranty. Products that INVO Bioscience determines are not defective, not under warranty or not returned in compliance with INVO Bioscience’s RMA procedure shall be returned to the Manager and the Manager shall pay all freight, insurance, taxes and other charges related to these Products. It is the Manager’s responsibility to manage its inventory of INVO Bioscience Products. Any Products that exceed the expiration date (shelf life) may be used for demonstration purposes and training only.

14.	Indemnification.

14.1.	The Manager will defend, indemnify and hold harmless INVO Bioscience, its officers, directors, their successors, representatives and assigns, and INVO Bioscience affiliated companies against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys’ fees and expenses), which they, or any of them are or become liable for, or may incur, or be compelled to pay by reason of any acts, arising from Manager’s breach of this Agreement. Manager releases INVO Bioscience and its affiliated companies from any direct, collateral, incidental or consequential damages, whether for personal injury or property damage, in connection with the Manager’s or such other persons’ use or other disposal of any Product, except for such damages as are covered by insurance.

14.2.	INVO Bioscience will defend, indemnify and hold harmless the Manager, its officers, directors, their successors, representatives and assigns, and Manager affiliated companies against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys’ fees and expenses), which they, or any of them are or become liable for, or may incur, or be compelled to pay by reason of any acts, arising from INVO Bioscience’s breach of this Agreement. INVO Bioscience releases the Manager and its affiliated companies from any direct, collateral, incidental or consequential damages, whether for personal injury or property damage, in connection with INVO Bioscience’s or such other persons’ sale or other disposal of any Product, except for such damages as are covered by insurance. The Manager will not be liable to INVO Bioscience for any claim arising from or based upon the manufacture of the INVOcell. INVO Bioscience will not be liable to the Manager for any claim arising from or based upon the combination or use of any Product with other products not supplied by INVO Bioscience, or arising from any alteration, modification or misuse by the Manager or others of Products or by an error committed during an INVO Bioscience procedure.

14.3.	The provisions of this Section 13 will survive the termination of this Agreement.

15.	Technical Information. INVO Bioscience will furnish to the Manager technical information to assist the Manager in the use of the Products. The Manager acknowledges that all technical and commercial information and know-how (collectively, considered “Confidential Information” under the terms of this Agreement, the NDA and the documents contemplated in this Agreement) furnished by INVO Bioscience and its affiliated companies to the Manager during the term of this Agreement is proprietary and is of a highly confidential and secret nature.

16.	Term and Termination:

16.1.	Term. The Term of this Agreement shall begin on the Effective Date and be co-terminus with the term of the MSA.

16.2.	Automatic Termination. This Agreement will terminate automatically upon expiration or termination of the MSA.

16.3.	Termination By Either Party. This Agreement may be terminated by (i) mutual written agreement of the Parties; (ii) by either Party immediately upon the filing of a petition in bankruptcy or the insolvency of the other Party, or if the other Party makes an assignment for the benefit of its creditors, or has a receiver appointed for it or for any of its properties; or (iii) by either Party, upon thirty (30) days advance written notice of a breach of any material provision of this Agreement by the other Party which is not cured within thirty (30) days after written notice is given, provided that such breach continues for a period of thirty (30) days after written notice is given by the non-breaching Party to the other Party. If this Agreement is terminated by INVO Bioscience due to a material breach by Manager pursuant to the foregoing sub-section (iii), then INVO Bioscience will have the right to withhold payment of any amounts owed by INVO Bioscience under this Agreement as a set-off against any damages, including fines and attorneys’ fees that INVO Bioscience incurs as a result of Manager’s default.

16.4.	Termination Due to Change in Law. If there is a change in applicable country statutes, local statutes, case law, administrative interpretations, regulations or general instructions, the adoption of new federal or local legislation, or a change in any third-party reimbursement system, any of which are reasonably likely to materially and adversely affect the manner in which either Party may perform or be compensated under this Agreement or which shall make this Agreement or any related agreements unlawful or unenforceable, or which would be reasonably likely to subject either Party to this Agreement, or any member, manager, officer, director, employee, agent or affiliated organization to any civil or criminal penalties or administrative sanctions, the Parties shall immediately use their best efforts to enter into a new service arrangement or basis for compensation for the services furnished pursuant to this Agreement that complies with the applicable laws, regulations, or policies, or which eliminates the possibility of any penalties, sanctions or unenforceability, and that approximates as closely as possible the economic position of the Parties prior to the change.

16.5.	Obligations Upon Termination. The expiration or termination of this Agreement will not affect any existing obligation of either Party with respect to monies already owed or to Confidential Information. Immediately upon expiration of termination of this Agreement, Manager will have the right to return its remaining inventory of Products, subject to the terms and conditions of this Agreement; provided that if requested in writing by INVO Bioscience, Manager must, within thirty (30) days, return all unused Products in its inventory. Only if this Agreement expires or is terminated as contemplated by this Section, INVO Bioscience will refund Manager within thirty (30) days of receipt of such returned inventory the purchase price paid for such Products that is in excess of any and all amounts due INVO Bioscience under this Agreement or otherwise, provided that such Products are in the same condition as shipped by INVO Bioscience to Manager. Further, the termination or expiration of this Agreement will operate as a cancellation, as of the date of the termination, of all orders which have not been shipped by INVO Bioscience to Manager, thereafter, INVO Bioscience not be obligated to fill such orders. Manager will be not be obligated to take any orders that have not been shipped, but will be required to pay for all Products shipped prior to delivery of notice of termination, that are not returned as described herein. Within thirty (30) days after the date of termination or expiration of the Agreement, Manager will pay all outstanding invoices and deliver to INVO Bioscience any and all other sums due INVO Bioscience from Manager under this Agreement and will return to INVO all Confidential Information belonging to, along with any and all sales aids which INVO Bioscience may have supplied to Manager under this Agreement. Finally, subject to Section 13.2 above, upon termination or expiration, the Parties agree that INVO Bioscience shall have no obligation whatsoever to reimburse or otherwise compensate Manager, in whole or in part, for the capital or labor investment undertaken in connection with the storage or utilization of the Products, including without limitation its investment in personal or real property or any improvements thereto, any personnel employed by Manager engaged in the use, handling, storage or utilization of the Products, for advertising, promotion or marketing efforts undertaken in connection with the Products, or to compensate or indemnify Manager in any other way whatsoever, including without limitation on account of the loss of prospective profits on sales or commitments in connection with the business or goodwill of Manager. Manager acknowledges that (i) Manager has no expectation and has received no assurances that its business relationship with INVO Bioscience will continue beyond the stated term of this Agreement or its termination in accordance with the terms of this Agreement, and (ii) Manager will not have or acquire any vested, proprietary or other right in the promotion of the Products or in any goodwill created by its efforts under this Agreement. THE PARTIES ACKNOWLEDGE THAT THIS SECTION HAS BEEN INCLUDED AS A MATERIAL INDUCEMENT FOR INVO BIOSCIENCE TO ENTER INTO THIS AGREEMENT AND THAT INVO BIOSCIENCE WOULD NOT HAVE ENTERED INTO THIS AGREEMENT BUT FOR THE LIMITATIONS OF LIABILITY OUTLINED IN THIS SECTION.

17.	Miscellaneous:

17.1.	Notices. Any notice regarding this Agreement should be in writing and should be sent by registered or certified mail, postage prepaid, to the party notified, addressed to the party at its address outlined below, or any updated address that a party may have submitted in writing to the other Party:

INVO Bioscience:	INVO Bioscience, Inc.
Attn: Chief Financial Officer
5582 Broadcast Court
Sarasota, FL 34240
legal@invobio.com

Manager:	Bloom INVO LLC
Attn: Chief Financial Officer
5582 Broadcast Court
Sarasota, FL 34240
legal@invobio.com

17.2.	Entire Agreement; Modifications. This Agreement, including exhibits, forms the entire Agreement and understanding between the parties regarding this Product supply relationship. This Agreement may only be amended in writing signed by duly authorized representatives of both parties.

17.3.	Applicable Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Delaware.

17.4.	Assignability; Successors and Assigns. This Agreement and the rights and obligations of Manager outlined in this Agreement are not assignable by Manager, by operation of law or otherwise, without the prior written consent of INVO Bioscience. Any attempted assignment in violation of this Section 16.4 will be considered void. INVO Bioscience will have the right, without notice to Manager, to assign all or any part of its rights and obligations under this Agreement, but only to one of an Affiliate. It is expressly agreed that this Agreement will be binding on and will benefit the successors and permitted assigns of the parties.

17.5.	Waiver. The failure of either party at any time to require performance by the other party of any provision in this Agreement will not affect the full right to require such performance at a future date, and a waiver of any one breach should not be considered a waiver of any other breaches.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this INVOCELL Supply Agreement to be executed by their duly authorized respective officers as of the Effective Date.

INVO BIOSCIENCE, INC., a		BLOOM INVO LLC, a Delaware
Nevada corporation		limited liability company

By:	/s/ Steven Shum	By:	/s/ Sue Ellen Carpenter
Name:	Steven Shum	Name:	Sue Ellen Carpenter, M.D.
Title:	Chief Executive Officer	Title:	Chief Executive Officer

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